Exhibit 99.1

COLONY FINANCIAL ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS

Los Angeles, CA, February 19, 2015 – Colony Financial, Inc. (NYSE: CLNY) (the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2014 and declared a dividend of $0.37 per share of common stock for the first quarter of 2015.

Fourth Quarter 2014 Highlights

•	Core Earnings, a non-GAAP financial measure, of $34.5 million, or $0.31 per basic share (inclusive of $0.13 per basic share of transaction expenses primarily consisting of $0.07 per basic share relating to the proposed combination with Colony Capital, LLC and $0.04 per basic share relating to the Cobalt acquisition) and net income attributable to common stockholders of $17.8 million, or $0.16 per basic share

•	Invested and agreed to invest approximately $2.8 billion composed of: $646 million in 19 loan originations and $2.1 billion in 3 real estate equity investments, which includes approximately $350 million of funded and committed co-investment in Company-sponsored investment vehicles

•	Acquired a portfolio of light industrial real estate properties and the associated operating platform from Cobalt Capital Partners, L.P. and its affiliates for $1.6 billion. The real estate portfolio was acquired by the Company and third-party co-investors and included additional equity commitments of $390 million to fund future acquisitions. In addition to the Company’s participation in the underlying real estate portfolio returns, it will be entitled to fees and potential carried interest distributions.

•	Completed two securitized financing transactions totaling $415 million of gross proceeds

•	Amended its revolving credit facility to increase commitments by $225 million to $645 million and to modify the interest rate and covenants to more beneficial terms

•	Colony American Homes completed the internalization of its external manager and continued to expand its Colony American Finance lending platform with more than $500 million of loans closed to date

•	Declared and paid a fourth quarter dividend of $0.37 per share of common stock, up from $0.36 per share of common stock in the third quarter of 2014

•	The Company and the parent of its manager, Colony Capital, LLC (“Colony Capital”), entered into a definitive agreement for the acquisition by the Company to acquire Colony Capital’s trademark name and substantially all of its real estate investment management business and operations for aggregate potential consideration of $657.5 million ($547.5 million upfront) based on a reference price of $22.05 per share – the transaction is expected to close in the first half of 2015 and remains subject to the approval of two-thirds of the Company’s non-affiliated shareholders

•	Subsequent to quarter end, the Company (i) invested and agreed to invest approximately $364 million composed of: $120 million in 7 loan originations and $244 million in 3 real estate equity investments

Fourth Quarter Operating Results

For the fourth quarter of 2014, the Company reported total income of $85.6 million and net income attributable to common stockholders of $17.8 million, or $0.16 per basic share. Colony Financial’s Core Earnings were $34.5 million, or $0.31 per basic share, inclusive of $0.13 per basic share of transaction expenses primarily consisting of $0.07 per basic share relating to the proposed combination with Colony Capital, LLC and $0.04 per basic share relating to the Cobalt acquisition.

“We enjoyed a phenomenal year of achievements in 2014 including more than doubling the size of our investment portfolio,” said Richard Saltzman, Colony Financial’s President and Chief Executive Officer. “In addition, the company is now appropriately positioned from a strategic and scale perspective to benefit significantly from the proposed combination with Colony Capital, LLC, the parent company of our external manager. The $1.6 billion Cobalt light industrial property acquisition which we completed at the end of last year, simultaneous with raising 37% of co-investment capital that immediately earns investment management economics, is the first example of how our go-forward business plan will be synergistic for our shareholders.”

Fourth Quarter Activity

•	The Company and the parent of its manager Colony Capital entered into a definitive agreement providing for an operating subsidiary of the Company (“OP”) to acquire Colony’s trademark name and substantially all of Colony Capital’s real estate investment management business and operations, excluding those conducted exclusively in connection with Colony American Homes (“CAH”) which has become an internally-managed REIT, for aggregate potential consideration of $657.5 million ($547.5 million upfront) based on a reference price of $22.05 per share (the “Combination”). Upon consummation of the Combination, the Company will become an internally-managed, diversified commercial real estate and investment management company which will employ Colony Capital’s personnel including all of Colony Capital’s senior executives and will be led by Thomas J. Barrack, Jr., our Executive Chairman, and Richard B. Saltzman, our Chief Executive Officer and President, who have each entered into five-year employment agreements and related lock-up and non-competition arrangements with the Company. Following the Combination, the Company will earn fees related to the management of Colony Capital’s existing private equity funds and replace management fees paid by the Company to Colony Capital with directly incurred costs as an internally-managed REIT. Further, the Company will have exclusive use of the Colony name to sponsor new investment vehicles as general partner and receive all attendant fees and 60% of any carried interest (40% will be allocated to members of our management team, investment professionals and other individuals consistent with general market practice). The Company will change its name from Colony Financial, Inc. to Colony Capital, Inc., but the Company’s common stock, which will be reclassified as Class A Common Stock, will continue to be listed on the New York Stock Exchange under the ticker symbol CLNY. The Combination is expected to close in the first half of 2015 and remains subject to the approval of two-thirds of the Company’s non-affiliated shareholders voting at the special meeting for shareholders on Tuesday, March 31, 2015 and certain other customary closing conditions.

•

The Company acquired a portfolio of light industrial real estate properties and associated operating platform from Cobalt Capital Partners, L.P. and its affiliates. The portfolio consists of 256 light industrial assets totaling 298 buildings of approximately 30 million square feet. The total acquisition cost, including transaction costs of $7.4 million, was approximately $1.6 billion. The acquisition was financed with a $1.1 billion mortgage loan from a financial institution and a $10 million unsecured note issued to an affiliate of Cobalt Capital Partners, L.P. who will continue to manage the portfolio and its day-to-day operations. The portfolio acquisition was completed through an indirectly owned operating partnership with third-party limited partners representing a 37% ownership interest, while the Company acquired 100% of the associated operating platform. The Company may sell additional interests to other limited partner participants in the future subject to retaining a minimum 51% interest in the portfolio. The Company invested $353 million for its 63% share in the equity of the portfolio and $20 million for its 100% interest in the associated operating platform. The Company as general partner is entitled to (i) quarterly profits interest distributions, equal to (a) 0.4% of limited partners’ capital contributions used during a quarter to fund an investment plus (b) 0.1% of limited partners’ net funded capital contributions as of the last day of the previous fiscal quarter, and (ii) carried interest distributions pursuant to the partnership agreement. Further, the Company and third-party limited partners have committed $390 million to fund future light industrial acquisitions according to their respective percentage interests.

•	The Company, in a joint venture with a Co-Investment Fund, originated a $305 million senior loan construction facility and separate preferred equity interest to finance the development of a $370 million, 1,066-key full-service convention hotel located in Austin, Texas and managed by a world-renowned, luxury hotel operator. The facility has a five year initial term with 2 one-year extension options, a 1% origination fee, an interest rate of 7.5% and a 40% profit participation through the preferred equity interest. The joint venture expects to ultimately fund its commitment over the next three years and further expects to participate a senior interest in the loan. The Company’s share of this investment is 50%.

•	The Company originated ten first mortgage loans and four mezzanine loans with an aggregate fully-funded UPB of $328 million within its Transitional CRE Lending Platform. The loans bear interest, on a weighted average basis, at one-month LIBOR plus 6.1%, and have initial terms of one to three years. The loans feature one to three 12-month extension options subject to payment of extension fees and satisfaction of certain performance metrics. The underlying collateral includes office, retail, industrial, residential and multifamily properties.

•	The Company originated a $77 million first mortgage acquisition loan facility primarily collateralized by a 2.5 acre land parcel in San Francisco. Of the committed amount, the Company funded $55 million, including a $5 million interest reserve and a 1% origination fee. The loan has a 2-year initial term and bears an interest rate of one-month LIBOR plus 8.0% and includes an option to participate in the future vertical construction phase of the project.

•	The Company, in a joint venture with a Co-Investment Fund, acquired a real estate portfolio from an Italian financial institution in a privately negotiated transaction for €175 million. Approximately €79 million of the purchase price was deferred and is payable over a four year term. The portfolio consists of 113 properties located mainly in Northern Italy and includes commercial properties leased to banking institutions on a long-term basis, vacant properties to be sold as-is, and one property planned for redevelopment into a residential use. At closing, the joint venture invested €96 million, or $120 million, net of deferred payment. The assets are held in an Italian real estate fund of which the Company’s share is 50%, or $60 million.

•	The Company, in a joint venture with a Co-Investment Fund, originated a $95 million senior loan facility to finance the construction of a 317-key boutique four-star hotel located in Southern California. The loan has a 3-year initial term with 2 one-year extension options, a 1.0% origination fee, 0.5% extension fee and bears an interest rate of one-month LIBOR plus 9.0% with a LIBOR floor of 0.5%. The joint venture expects to ultimately fund its commitment over the next 18 months and further expects to participate a senior interest in the loan. The Company’s share of this investment is 50%.

•	The Company, in a joint venture with a Co-Investment Fund and a minority unaffiliated investor, originated a €53 million loan to a distressed European real estate company that owns 82 properties in France and Spain consisting of office, hotel, industrial and retail properties. Overall loan-to-value is approximately 72%. The loan is secured by a share pledge from the parent holding company that owns the real estate. The loan matures in 6 years and bears a 15% interest rate, of which 7% is paid current and 8% is paid-in-kind for the first 2 years, and fully paid current thereafter. The Company and Co-Investment Fund own 67% of the investment made by the joint venture and the Company’s 50% share as between the Company and the Co-Investment Fund is approximately €18 million or $22 million.

•	The Company, in a joint venture with Co-Investment Funds, together with a 10% unaffiliated third-party investor, acquired a €49 million, or $60 million, industrial portfolio in Spain and Portugal in a sale-leaseback transaction representing an initial capitalization rate of approximately 8%. The portfolio of fourteen warehouse facilities in Spain and two in Portugal are fully occupied by a Spanish manufacturer with lease terms ranging from 12 to 15 years. The third-party investor, a Spanish real estate company, will manage the properties. The joint venture between the Company and Co-Investment Funds holds a 90% interest in this investment, of which our share is 50%, or $27 million.

•	The Company, in a joint venture with a Co-Investment Fund, originated a $38 million mezzanine loan secured by an interest in a vacant office building located within the North Michigan Avenue submarket of Chicago. The proceeds were used to finance the acquisition and subsequent redevelopment of the property into an approximately $133 million, 285-key, luxury branded hotel. The mezzanine loan was fully funded at closing. An institutional construction lender committed to provide a first mortgage construction loan at closing. The mezzanine loan has a three-year initial term with two one-year extension options, 1.0% origination fee, 2.5% exit fee, an interest rate of LIBOR plus 13.9% (of which LIBOR plus 4.3% is paid-in-kind), LIBOR floor of 0.7%. The investment also includes a separate 17.5% profit participation. The Company’s share of this investment is 50%, or $19 million.

•	The Company transferred 298 performing first mortgage loans secured by multifamily properties with a combined $316 million UPB into a securitization trust. The majority of the loans were acquired from Fannie Mae in the second quarter of 2014 with the balance acquired in the third quarter from a commercial bank. The securitization trust sold $217 million of matched-term, non-recourse senior bonds, or 69% of UPB, at a weighted average fixed rate of 2.54%. The Company’s retained interest yields 13% before the amortization of financing costs.

•	The Company completed its second securitization transaction within its Transitional CRE Lending Platform on fifteen loans totaling $308 million of UPB and sold $205 million of matched-term, non-recourse senior bonds with a weighted average coupon of LIBOR plus 1.96%. The Company’s retained interests of $103 million yield a blended rate of LIBOR plus 12% before fees and expenses.

•	The Company amended its Credit Agreement to increase revolving loan commitments by $225 million to $645 million, including $25 million of additional commitments which closed in the first quarter of 2015. Our current borrowing base availability is in excess of the total commitment of $645 million; as such, the Company has full access to the total commitment. The amendment (a) reduced the minimum fixed charge coverage covenant level to 1.50x from 2.25x, (b) increased the maximum permitted total leverage ratio to 65% from 50%, (c) eliminated the higher interest rate tier of LIBOR plus 3.00% resulting in one interest rate of LIBOR plus 2.75%, and (d) modified certain other covenants and provisions to allow additional flexibility for future potential organizational changes and acquisitions, including the potential Combination with Colony Capital, LLC.

•

The Company maintained its funded investment in CAH OP (otherwise known as CAH or Colony American Homes) at $550 million. As of December 31, 2014, CAH owned approximately 18,700 homes in ten states and the overall portfolio was 87% occupied, up from 83% occupied as of September 30, 2014. As of February 13, 2015, CAH owned approximately 18,900 homes and the overall portfolio was 88% occupied. CAH continues to focus on Colony American Finance (“CAF”), its wholly owned subsidiary that lends to other owners of single family homes for rent. Expansion of this lending program will remain a strategic initiative and once scaled, CAF’s loan portfolio may be financed with securitizations. During the quarter, CAH announced it had completed the internalization of its external manager, entered Raleigh and Charlotte, North Carolina and Nashville, Tennessee as new markets for its core business and has now closed in excess of $500 million of loans within CAF.

Activities Subsequent to Fourth Quarter 2014

•	The Company originated three first mortgage loans and two mezzanine loans with an aggregate UPB of $70 million within the Company’s Transitional CRE Lending Platform. The loans bear interest, on a weighted average basis, at 1-month LIBOR plus 4.6%, and have initial terms of 2 to 3 years. The underlying collateral is multifamily properties.

•	The Company acquired two single-tenant net leased properties that are campuses for two separate universities under common ownership in Switzerland for CHF 174.5 million. Both universities, which are leaders in international hospitality management, signed a new master triple net lease for a 20 year term with a guaranty from the common owner. Concurrent with the acquisition, the Company obtained a CHF 122 million, 15 year term, non-recourse, 2.7% fixed-rate loan resulting in an initial cash-on-cash yield of approximately 11%. Net of the financings, the Company invested CHF 52 million, or $54 million.

•	Earlier in 2014, the Company committed $100 million of new equity in a consortium that agreed to acquire all of the outstanding shares of Safeway Inc. pursuant to a merger agreement. In January 2015, the Company invested $50 million of equity, alongside $50 million from a passive co-investment partner. The Company owns an indirect interest in AB Acquisition LLC, the consortium’s holding company that includes ownership interests in 2,230 grocery stores across a range of recognized brands including Safeway and Albertsons.

•	The Company, in a joint venture with a Co-Investment Fund, agreed to fund up to $80 million of preferred equity to recapitalize a primarily stabilized multifamily portfolio composed of 16 communities totaling approximately 4,800 units in Georgia, Texas and Louisiana. The preferred equity provides a 12.5% preferred return and 1% issuance fee. The preferred equity was structured with a full repayment guaranty from the sponsor and full excess cash flow sweep until an 8.25% debt yield is achieved. The joint venture funded $44 million and expects to fund the remaining $36 million within the second half of 2015. The Company’s share of this investment is 50%, or $22 million of initial funding.

•	The Company, in a joint venture with Co-Investment Funds, acquired a multi-tenant office building in the United Kingdom in a short sale transaction for £20 million, or $30 million representing an initial capitalization rate of 7.5%. The acquisition also includes an adjacent 1.5 acre site with planning consent in-place for an additional 100,000 square foot office building. The Company’s share of this investment is 50%, or $15.0 million.

•	In May 2012, the Company, in a joint venture with a Co-Investment Fund, originated a mezzanine loan facility which currently totals $34 million on eight select-service hotels in Massachusetts and New Hampshire. In December 2013, the joint venture originated a separate mezzanine loan facility which is cross-defaulted and cross-collateralized with the original facility to provide construction mezzanine debt on six select-service hotel developments in Massachusetts and New Jersey with a total committed balance of $27 million, of which $21 million is drawn. In February 2015, the joint venture expanded the second facility by $21 million adding three select-service hotel developments in Massachusetts and New York and $9 million was drawn at closing. The combined facilities total $82 million, of which $64 million is drawn and bear a blended 13% fixed interest rate. The joint venture also received a 1% origination fee on the total facility commitment. The Company’s share of this investment is 50%, or $32 million funded.

Full Year 2014 Operating Results

For the full year 2014, the Company reported total income of $300.6 million and net income attributable to common stockholders of $98.3 million, or $1.01 per basic share. Colony Financial’s Core Earnings were $146.5 million, or $1.50 per basic share (inclusive of $0.25 per basic share of transaction expenses).

Book Value

The Company’s GAAP book value per common share was $18.97 on December 31, 2014, compared to $19.27 on September 30, 2014 and $18.72 on December 31, 2013. As of December 31, 2014 the Company had 109,633,841 shares of common stock outstanding.

Fair Value

If the Company accounted for all of its investment assets, liabilities and non-controlling interests at fair value, the Company’s net assets would have been approximately $2.41 billion, or $22.01 per common share on December 31, 2014, compared to $2.42 billion, or $22.05 per common share on September 30, 2014 and $1.59 billion, or $20.78 per common share on December 31, 2013.

Common and Preferred Stock Dividends

On February 19, 2015, the Company’s Board of Directors declared (i) a dividend of $0.37 per common share for the first quarter of 2015, (ii) a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock for the quarterly period ending April 15, 2015 and (iii) a cash dividend of $0.46875 per share on the Company’s 7.50% Series B Cumulative Perpetual Preferred Stock for the quarterly period ending April 15, 2015. All dividends will be paid on April 15, 2015 to respective stockholders of record on March 31, 2015.

On November 4, 2014, the Company’s Board of Directors declared (i) an increased dividend of $0.37 per common share for the fourth quarter of 2014, (ii) a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock for the quarterly period ending January 15, 2015 and (iii) a cash dividend of $0.46875 per share on the Company’s 7.50% Series B Cumulative Perpetual Preferred Stock for the quarterly period ending January 15, 2015. All dividends were paid on January 15, 2015 to respective stockholders of record on December 31, 2014.

Non-GAAP Financial Measures

Core Earnings, a non-GAAP financial measure, is used to compute incentive fees payable to the Company’s manager and the Company believes it is a useful measure for investors to better understand the Company’s recurring earnings from its core business. For these purposes, “Core Earnings” mean the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Company and the Initial Public Offering, including the initial and additional underwriting discounts and commissions, (iii) the incentive fee, (iv) real estate depreciation and amortization, (v) any unrealized gains or losses from mark to market valuation changes (other than permanent impairment) that are included in net income, (vi) one-time events pursuant to changes in GAAP and (vii) non-cash items which in the judgment of management should not be included in Core Earnings. For clauses (vi) and (vii), such exclusions shall only be applied after discussions between the manager and the Independent Directors and approval by a majority of the Independent Directors.

Fair Value, a non-GAAP financial measure, is calculated by adjusting the Company’s GAAP equity, or book value, by marking-to-market all assets, liabilities and non-controlling interests. The Company believes this is a useful measure for investors to better understand the market value of the Company’s net assets.

Conference Call

Colony Financial, Inc. will conduct a conference call to discuss the results on Friday, February 20, 2015, at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration) and use conference ID 13599240. International callers should dial (201) 689-8471 and enter the same conference ID number. For those unable to participate during the live call, a replay will be available beginning February 20, 2015 at 10:00 a.m. PT / 1:00 p.m. ET, through February 27, 2014, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 (U.S.), and use conference ID 13599240. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s website at www.colonyfinancial.com. A webcast of the call will be available for 90 days on the Company’s website.

About Colony Financial, Inc.

Colony Financial, Inc. is a diversified commercial real estate and investment management company that owns a portfolio of real estate equity and debt investments at attractive risk-adjusted returns. Our investment portfolio and target assets are primarily composed of interests in: (i) real estate equity, including direct property and real estate platform investments; and (ii) real estate and real estate-related debt, including new originations and loans acquired at a discount to par in the secondary market. Secondary debt purchases may include performing, sub-performing or non-performing loans (including loan-to-own strategies). The Company has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on February 27, 2014, as amended by Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 27, 2014, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the Securities and Exchange Commission on August 8, 2014, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the Securities and Exchange Commission on November 7, 2014, and other risks described in documents subsequently filed by the Company from time to time in the future with the Securities and Exchange Commission.

Investor Contact:

Colony Financial, Inc.

Darren Tangen

Chief Operating Officer and Chief Financial Officer

310-552-7230

or

Addo Communications, Inc.

Lasse Glassen, 310-829-5400

lasseg@addocommunications.com

(FINANCIAL TABLES FOLLOW)

COLONY FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2014	2013
ASSETS
Cash	$141,936	$43,167
Loans held for investment, net	2,131,134	1,028,654
Real estate assets, net	1,643,997	112,468
Investments in unconsolidated joint ventures	1,646,977	1,369,529
Intangible assets, net	126,060	9,972
Other assets	181,744	64,762

Total assets	$5,871,848	$2,628,552

LIABILITIES AND EQUITY
Liabilities:
Line of credit	$164,000	$138,500
Debt	1,979,665	277,607
Accrued and other liabilities	128,119	18,105
Due to affiliates	12,236	7,986
Dividends payable	47,537	32,127
Convertible senior notes	604,498	200,000

Total liabilities	2,936,055	674,325

Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock:
8.5% Series A Preferred Stock	101	101
7.5% Series B Preferred Stock	34	—
Common stock	1,096	765
Additional paid-in capital	2,512,743	1,701,274
Distributions in excess of earnings	(68,003)	(20,423)
Accumulated other comprehensive (loss) income	(28,491)	2,593

Total stockholders’ equity	2,417,480	1,684,310
Noncontrolling interests	518,313	269,917

Total equity	2,935,793	1,954,227

Total liabilities and equity	$5,871,848	$2,628,552

COLONY FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)
Income
Interest income	$54,447	$26,486	$204,361	$81,035
Rental income and tenant reimbursements	10,143	789	20,962	789
Equity in income of unconsolidated joint ventures	20,813	30,862	73,829	100,708
Other income	194	283	1,497	1,267

Total income	85,597	58,420	300,649	183,799

Expenses
Management fees	11,766	6,951	43,133	26,263
Investment and servicing expenses	1,682	1,358	5,811	3,228
Transaction costs	13,654	1,807	21,096	1,807
Interest expense	16,285	6,340	48,365	18,838
Property operating expenses	2,820	197	5,563	197
Depreciation and amortization	5,080	310	9,177	310
Administrative expenses	3,557	2,155	11,408	7,548

Total expenses	54,844	19,118	144,553	58,191

Other (loss) gain, net	(22)	(19)	1,216	974

Income before income taxes	30,731	39,283	157,312	126,582
Income tax (benefit) provision	(181)	79	(2,399)	659

Net income	30,912	39,204	159,711	125,923
Net income attributable to noncontrolling interests	6,096	8,946	36,562	24,158

Net income attributable to Colony Financial, Inc.	24,816	30,258	123,149	101,765
Preferred dividends	6,972	5,355	24,870	21,420

Net income attributable to common stockholders	$17,844	$24,903	$98,279	$80,345

Net income per common share:
Basic	$0.16	$0.34	$1.01	$1.20

Diluted	$0.16	$0.34	$1.01	$1.20

Weighted average number of common shares outstanding:
Basic	108,944	72,498	96,694	66,182

Diluted	108,944	80,975	96,699	66,182

COLONY FINANCIAL, INC.

CORE EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2014		2013	2014		2013
GAAP net income attributable to common stockholders	$17,844		$24,903	$98,279		$80,345
Adjustments to GAAP net income attributable to common stockholders to reconcile to Core Earnings:
Noncash equity compensation expense	2,709		979	10,801		4,283
Incentive fee	—		—	464		—
Depreciation and amortization expense, net of amounts attributable to noncontrolling interests	11,960		4,454	35,434		12,290
Net unrealized loss (gain) on derivatives	1,965		(38)	1,534		(280)

Core Earnings	$34,478		$30,298	$146,512		$96,638

Basic	$0.31		$0.42	$1.50		$1.45

Diluted	$0.31	(1)	$0.40	$1.44	(1)	$1.43	(1)

Basic weighted average number of common shares outstanding	108,944		72,498	96,694		66,182

Diluted weighted average number of common shares outstanding	125,163	(1)	80,975	117,484	(1)	72,336	(1)

(1)	For the three months ended December 31, 2014 and the years ended December 31, 2014 and 2013, included in the calculation of diluted Core Earnings per common share is the effect of adding back $4.2 million, $23.3 million and $7.6 million, respectively, of interest expense associated with convertible senior notes and 16,218,400, 20,784,600 and 6,154,100 weighted average dilutive common share equivalents, respectively, for the assumed conversion of the convertible senior notes. The effect of the assumed conversion for the stated periods was antidilutive to net income per common share but dilutive to Core Earnings per common share.